EXHIBIT 1

FIRST MANHATTAN ANNOUNCES THAT ANTHONY ZOOK HAS AGREED TO SERVE AS VIVUS CEO IF ITS DIRECTOR NOMINEES ARE ELECTED

Zook Brings 30 Years of Experience in Pharmaceutical Sales, Commercialization and Leadership

NEW YORK—July 2, 2013 --First Manhattan Co. (“FMC”), an owner-managed and operated investment advisory firm and the owner of approximately 9.9 percent of the outstanding shares of VIVUS, Inc. (“Vivus”) (NASDAQ: VVUS), today announced that Anthony (“Tony”) Zook has agreed to serve as Vivus’ CEO if FMC’s director nominees are elected at the upcoming Vivus shareholder meeting on July 15, 2013.

Mr. Zook is a world-class executive who has held multiple senior leadership positions at some of the world’s leading pharmaceutical companies, most recently as the Executive Vice President for Global Commercial Operations at AstraZeneca, a position he held until February 2013. At AstraZeneca, Mr. Zook played leadership roles, both in the US and globally, in the market delivery of several blockbuster products, each with sales in excess of $1 billion, including Nexium, Crestor, Pulmicort Respules, Seroquel, Toprol XL and Symbicort. He also helped manage the commercial integration of Astra and Zeneca to help create AstraZeneca, and served as President of MedImmune, AstraZeneca’s largest biotech acquisition, from November 2008 to December 2009.

As Executive Vice President of Global Commercial Operations at AstraZeneca, Mr. Zook was responsible for commercial activities worldwide that led to the delivery of a $28 billion dollar business, and was responsible for approximately 28,000 people with operations in more than 85 countries. Among other accomplishments, Mr. Zook led AstraZeneca’s commercialization team on all partnering activities with Bristol Myers Squibb for Onglyza and Forxiga, oral Type 2 diabetes agents that are highly relevant to a market directly adjacent to the obesity market.

Prior to serving as EVP of Global Commercial Operations, Mr. Zook held a series of increasingly senior positions at AstraZeneca, including President of its U.S. business, Executive Vice President of Global Marketing, Executive Vice President and CEO of North America, and President of MedImmune.

“Vivus presents an exciting challenge and enormous opportunity,” said Tony Zook. “I was attracted to Vivus because Qsymia has the potential to improve the quality of life for millions of people. While there is still much work to be done to commercialize Qsymia, I am confident that I can work closely with the talented employees of Vivus and the independent board to bring an exciting medicine to people who can benefit from it and put Vivus on a trajectory of growth and value creation.”

“Tony Zook becoming CEO of Vivus is great news for all shareholders,” stated Sam Colin, Senior Managing Partner at FMC. “Tony is a world-class executive with exactly the right qualifications to lead Vivus to success. He has an extraordinary track record of launching blockbuster drugs in the U.S. primary care market, and we are confident he will do the same with Qsymia.

“We have long believed that a truly independent and highly qualified board would serve as a magnet to attract the best CEO to Vivus. Tony’s arrival has proven this to be true. Moreover, Tony will dramatically amplify that magnetic effect and allow us to further attract the best talent to commercialize the best obesity drug ever developed. We look forward to working with him to achieve all the elements of our comprehensive strategic plan to grow the company and bring value to all shareholders,” Mr. Colin concluded.

David Norton, a nominee on the First Manhattan slate and the former Johnson & Johnson Company Group Chairman, Global Pharmaceuticals, added, “Tony is the perfect choice to lead Vivus. He has the ideal combination of commercialization and leadership skills, and all of the director nominees are confident that he will turn Vivus around. We very much look forward to working with him.”

Mr. Zook is a former Chairman of The National Pharmaceutical Council; a Board member of Frostburg University and Executive Director of Bringing Hope Home, a non-profit organization dedicated to emotionally and financially supporting families battling cancer. He has a Bachelor of Science degree in Biology from Frostburg University.

Additional details regarding the FMC nominees’ strategic plan for value creation at Vivus are available at: http://www.ourmaterials.com/VVUS/. However, the execution of any strategic plan, including the hiring of any management personnel, will be subject to the fiduciary duties of the directors, if elected.

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information and Where to Find It

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON JUNE 3, 2013 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, SARISSA CAPITAL MANAGEMENT LP, SARISSA CAPITAL OFFSHORE MASTER FUND LP, SARISSA CAPITAL DOMESTIC FUND LP, MICHAEL JAMES ASTRUE, ROLF BASS, JON C. BIRO, SAMUEL F. COLIN, ALEXANDER J. DENNER, JOHANNES J.P. KASTELEIN, MELVIN L. KEATING, DAVID YORK NORTON AND HERMAN ROSENMAN (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

Contacts

The Abernathy MacGregor Group
Chuck Burgess / Mike Pascale

212-371-5999
clb@abmac.com / mmp@abmac.com

or

Mackenzie Partners
Larry Dennedy / Charlie Koons
212-929-5239 / 212-929-5708